EXHIBIT 99.1

Arbutus Is Granted a Pre-trial Injunction Restraining Acuitas From Entering Into Agreements Sublicensing Arbutus LNP Technology

VANCOUVER, British Columbia and DOYLESTOWN, Pa., Feb. 08, 2017 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus (HBV) infection, today announced that the Supreme Court of British Columbia granted Arbutus’ request for a pre-trial injunction against Acuitas, preventing Acuitas from sublicensing Arbutus’ lipid nanoparticle (LNP) technology until the end of October, or further order of the Court.  Under the terms of the pre-trial injunction, Acuitas is prevented from entering into any new agreements which include sublicensing of Arbutus’ LNP.

"We are gratified by the Court’s decision to grant a pre-trial injunction against Acuitas to stop Acuitas from granting unauthorized licenses and use of our LNP technology," said Dr. Mark J. Murray, Arbutus’ President and CEO. "We will continue to defend against unauthorized use of our LNP technology.  Arbutus intends to leverage LNP to generate non-dilutive capital to help fund development of our HBV pipeline.”

Background on Acuitas Cross-License

Consistent with the terms of the settlement agreement signed in November 2012, Arbutus finalized and entered a cross-license agreement with Acuitas in December 2013. The terms of the cross-license agreement provide Acuitas with access to certain of Arbutus’ earlier IP generated prior to mid-April 2010. At the same time, the terms provide Arbutus with access to certain of Acuitas’ technology and licenses in the RNAi field, along with a percentage of each milestone and royalty payment with respect to certain products. To date Acuitas has announced four sub-licenses of the technology to Moderna Therapeutics.

Background on Acuitas License Dispute

On August 29, 2016, Arbutus provided Acuitas with notice that Arbutus considered Acuitas to be in material breach of the companies’ cross-license agreement.  The cross-license agreement provides that it may be terminated upon any material breach by the other party 60 days after receipt of written notice of termination describing the material breach in reasonable detail.  On October 25, 2016, Acuitas filed a Notice of Civil Claim in the Supreme Court of British Columbia seeking an order that Arbutus perform its obligations under the Cross License Agreement, for damages ancillary to specific performance, injunctive relief, interest and costs.  Arbutus disputed Acuitas’ position; and filed a response within the time frame prescribed by the Court.  Arbutus also filed a counterclaim seeking, among other relief, a declaration that the Cross License Agreement had been terminated.  On January 10, 2017, Arbutus filed an application seeking an order to enjoin Acuitas from, inter alia, entering into any further agreements purporting to sublicense Arbutus’ technology from the date of the order to the date of trial or further order from the court.  Acuitas filed a response to Arbutus’ application and the matter was the subject of a hearing on January 26, 2017, which resulted in the Supreme Court of British Columbia granting a pre-trial injunction against Acuitas.

About Arbutus Biopharma

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection. Arbutus is headquartered in Vancouver, BC, Canada with facilities in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about continuing to defend against unauthorized use of our LNP technology; leveraging LNP to generate non-dilutive capital to help fund development of our HBV pipeline; and developing and commercializing a cure for patients suffering from chronic HBV infection.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the decisions of the court; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: the court may not decide in favour of Arbutus; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus' Annual Report on Form 10-K and Arbutus' continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information
Investors
Adam Cutler
Senior Vice President, Corporate Affairs
Phone: 604.419.3200
Email: acutler@arbutusbio.com

Helia Baradarani
Senior Manager, Investor Relations
Phone: 604.419.3200
Email: hbaradarani@arbutusbio.com

Media
Please direct all media inquiries to: media@arbutusbio.com